                                                                    EXHIBIT 21.1

                           Onyx Software Corporation


Foreign Subsidiaries:
---------------------

CSN Computer Consulting Gmbh, a German subsidiary
Market Solutions Limited, a United Kingdom subsidiary
Onyx CSN Computer Holding GmbH, a German subsidiary
Onyx ERM GmbH, a German subsidiary
Onyx Software Asia Pte Ltd., a Singapore subsidiary
Onyx Software Australia Pty, Ltd., a New South Wales subsidiary
Onyx Software Canada Inc., an Ontario subsidiary
Onyx Software Co., Ltd., a Japanese subsidiary
Onyx Software Hong Kong Ltd., a Hong Kong subsidiary
Onyx Software S.A., a Swiss subsidiary
Onyx Software UK, Ltd., a Great Britain subsidiary
Xyno Software France SARL, a French subsidiary

Domestic Subsidiaries:
----------------------

EnCyc, Inc., a Michigan subsidiary
RevenueLab, LLC, a Delaware Subsidiary
Versametrix Corporation, a Washington subsidiary